Exhibit 5.1
December 6, 2016

Acxiom Corporation
P.O. Box 8190
Little Rock, AR 72203-8190
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 6, 2016 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 768,710 shares of common stock, par value $0.10, of Acxiom Corporation ("Common Stock"), reserved for issuance pursuant to the 2011 Nonqualified Equity Incentive Plan of Acxiom Corporation (the "Plan").  As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the Plan (the "Shares").
It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation